Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Deborah Carty                               Mark Vincent
NexMed, Inc.                                Euro RSCG Life NRP
609-208-9688, ext: 159                           (212) 845-4239
dcarty@nexmed.com                            Mark.Vincent@eurorscg.com

NEXMED REPORTS SECOND QUARTER FINANCIAL RESULTS

Robbinsville, NJ, August 9, 2004—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative transdermal products based on its NexACT® drug delivery technology, today announced second quarter 2004 results. For the three months ended June 30, 2004, the Company reported net loss of $4,047,634 or a loss of $0.10 per common share for the quarter, as compared to $3,973,247, or a loss of $0.24 per common share during the same period in 2003. The Company recorded $189,266 and $971 in revenue during the second quarter of 2004 and 2003, respectively.

Recent Corporate Highlights
On July 1, 2004 NexMed entered into a license, supply and distribution agreement with Schering AG, Germany (“Schering”). This agreement provides Schering with exclusive commercialization rights to Alprox-TD® in Europe, Russia, the Middle East, South Africa, Australia and New Zealand. NexMed will retain the intellectual property relating to Alprox-TD® and will manufacture and supply the product to Schering. Under the terms of this partnership, NexMed may receive future milestone payments as well as a share of the revenue through transfer price payments based on the supply of Alprox-TD®.

During second quarter 2004, NexMed raised over $8.27 million in gross proceeds from a private placement of its securities to 16 institutional and accredited investors. UBS Securities acted as a placement agent and advisor with respect to the transaction.

Conference Call
NexMed management will host a conference call today, August 9, 2004, at 10:30 AM ET during which management will review second quarter accomplishments and financial results, as well as 2004 milestone objectives. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The conference call will also be Webcast live at http://www.vcall.com/CEPage.asp?ID=88987. The replay will be available until Monday, August 16, 2004 by dialing 877-660-6853 in the U.S. and outside the U.S. by dialing 201-612-7415.
About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

- ### -